Exhibit 10 (e)



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                                    EXECUTIVE
                                    INCENTIVE
                                      BONUS
                                      PLAN
                                      1998


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The Incentive Bonus Plan for 1997 is based on the following concepts:

*           Excellent service to our customers will create shareholder value.

*           Employees must share in the Company's success.

* Return on Shareholders' Equity (ROE) is the measurement of success for the total corporation.

Here's how the plan works:

TARGET BONUS

The target bonus opportunity is a specific percentage of your base salary (as of December 31, 1998) and represents the amount of bonus you will receive if 100% of all performance factors are achieved.

PERFORMANCE FACTORS

There are two performance factors which are used to calculate bonuses:

* 75% of the bonus calculation will depend on our achievement of the Return on Equity (ROE) target committed to in the Company's business plan for 1998.

* 25% of the bonus calculation will be based on achievement of our corporate goals related to the development of new business for The West Company.

1. our success in growing West's current business revenues through new business

2. our success with increasing West's revenues through new business opportunities (acquisitons, mergers, licensing agreements, etc.)

BONUS CALCULATION

When the Company's ROE results exceed the target, your bonus will increase as results improve. If the results at least reach the threshold but fall short of the target, your bonus will be something less than your target bonus opportunity. The following scale will be used for calculating bonuses:

                         EPS                                    % of Bonus
                    Achieved                                      Achieved
                       $2.80                  -maximum-                150
                        2.74                                           140

                        2.68                                           130
                        2.63                                           120
                        2.57                                           110
                        2.51                   -target-                100
                        2.45                                            90
                        2.39                                            80
                        2.34                                            70
                        2.28                                            60
                        2.22                                            50
                 Below $2.22                                             0

Interim EPS amounts will be calculated usisng $.01 = 1.67%

BONUS PAYOUTS

Once the year's results are confirmed, your bonus award will be calculated applying appropriate tax deductions. Of the after-tax amount, 75% will be paid in cash (check) and 25% will be converted into shares of common stock of The West Company. These shares will be deposited with an investment firm where accounts are maintained for our Stock Bonus Plan. We encourage you to retain these shares so as to accumulate shares toward your personal stock ownership objective and to take advantage of the Incentive Share opportunities of the Stock Bonus Plan. Here are the highlights of the Stock Bonus Plan and information on your personal stock ownership guideline.


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EXAMPLE

An executive earning $120,000, whose target bonus is 30%, would have his/her bonus calculated as follows if the Company achieves an EPA of $2.52 and is awarded 100% for revenue growth.

                   Target           Bonus%                  Achieved               Bonus %                                Bonus $
EPS      75%   x    Bonus     =      Opp.        x       (from scale)       =      Earned     x       Salary       =      Earned

Rev.               Target            Bonus                                                                                Bonus $
Growth   25%   x    Bonus     =      Opp.        x        % Achieved        =      Earned     x       Salary       =      Earned

EPS      75%   x     30%      =      22.5%       x          101.67%         =       22.88     x       120,000      =      $27,456

Rev.
Growth   25%   x     30%      =      7.5%        x           100%           =       7.5%      x       120,000      =      $9,000

                       TOTAL BONUS EARNED     30.38%                                                 $36,456


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STOCK BONUS PLAN

o 25% of your after-tax annual bonus is paid in shares of The West Company common stock.

            Participants may elect to commit shares ("Bonus Shares") to long-term holding by depositing those shares into an authorized account. Shares will be held in the participant's name.

o If a participant commits to long-term holding, a number of restricted shares ("Incentive Shares") equal to 25% of the committed bonus shares will be issued to the participant.

o The Incentive Shares will be legended so that the restrictions lapse at the end of four years from the date of issuance, so long as the bonus shares are continuously held by the participant during that four year period.

o If a participant retires under The West Company's Salaried Employees' Retirement Plan, the restrictions will lapse, so long as the bonus shares have been retained continuously. He/she will be entitled to receive a portion of the Incentive Shares according to the following schedule:

            25% with at least one but less than two years continuous ownership of the Bonus Shares.

            50% with at least two but less than three years continuous ownership of the Bonus Shares.

            75% with at least three but less than four years continuous ownership of the Bonus Shares.

o Participants will receive dividends from Bonus Shares and restricted shares as they are declared. These dividends will be reinvested in stock of The West Company.

o Ownership records will be reviewed annually to verify continuous ownership.

o           The Plan is authorized under the LONG-TERM INCENTIVE PLAN.

STOCK OWNERSHIP GUIDE

Your personal stock ownership guideline is ____% of your base salary and is expected to be achieved in 5-7 years from the time the Stock Bonus Plan was implemented (1993) or from the year an individual becomes eligible to participate in the Incentive Bonus Plan.

MONITORING OUR PROGRESS

Our progress in achieving the ROE target will be communicated throughout the year, and your manager will review your individual objectives on a quarterly basis.

Use your TQM skills to lead the organization in overachieving our business objectives. You will share in the reward when we succeed.

ELIGIBIILITY

Eligibility and the amount and type of awards under this plan are solely at the discretion of management and are not guaranteed under any circumstances. Participants must be active employees on December 31, 1998 to be eligible for bonus payment consideration.